EXHIBIT 23.1





   The Board of Directors
   Castle BancGroup, Inc.


   We consent to incorporation by reference in the registration statement on Form S-8 of Castle BancGroup, Inc. of our report dated January 31, 1997, relating to the consolidated balance sheets of Castle BancGroup, Inc. and subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of earnings, changes in stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1996, which report appears in the December 31, 1996 annual report on Form 10-K of Castle BancGroup, Inc.


                                 /s/ KPMG Peat Marwick LLP
                                 -------------------------------
                                     KPMG Peat Marwick LLP


   Chicago, Illinois
   January 28, 1998